Exhibit 10(a)9

AMENDMENT OF RETENTION AND
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AMENDMENT OF THE RETENTION AND RESTRICTED STOCK UNIT AWARD AGREEMENT DATED MAY 22, 2012 (“Agreement”) is made and entered into by THE SOUTHERN COMPANY (“Company”) and CHARLES D. MCCRARY ("Employee"), effective February 10, 2014 (“Effective Date”).

As approved by the Compensation and Management Succession Committee of the Company Board of Directors (“Compensation Committee”) at the meeting of the Compensation Committee held on February 10, 2014, Paragraph 1 of the Agreement is amended by modifying the Vesting Date to April 30, 2014.

This Amendment has been executed by the parties on February 21, 2014.

COMPANY
By:	/s/Thomas A. Fanning

Its:	Chairman, President, and Chief Executive Officer

EMPLOYEE

/s/Charles D. McCrary
Charles D. McCrary